ALBANY INTERNATIONAL CORP. S-8

Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Albany International Corp.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $.001 per share	Rule 457(h)	1,000,000 shares	$85.51	$85,510,00	0.00011020	$9,423.20
Total Offering Amounts					$85,510,000		$9,423.20
Total Fee Offsets							$0
Net Fee Due							$9,423.20

(1)	Consists of shares of Class A common stock of Albany International Corp. (the “Shares”) to be made available pursuant to the Albany International Corp. 2023 Long Term Incentive Plan (the “Plan”), as approved by the stockholders of the corporation on May 12, 2023 and as described in the corporation’s definitive proxy statement on Schedule 14A filed on March 30, 2023. This Registration Statement also registers such indeterminable number of additional Shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the Shares. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2)	Estimated solely for purposes of calculation of the registration fee, in accordance with Rule 457(h) of the Securities Act. Such estimate is based upon the average of the high and low sales prices of the shares of Class A common stock of Albany International Corp. (the “Corporation”) on May 25, 2023, as reported by the New York Stock Exchange.